Exhibit 23.6

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Redwire Corporation 2021 Omnibus Equity Incentive Plan and Redwire Corporation 2021 Employee Stock Purchase Plan to the use of our report dated June 17, 2021, with respect to the financial statements of Deployable Space Systems, Inc. as of December 31, 2020 and for the year then ended included in Redwire Corporation’s Prospectus (No. 333-259755) relating to Redwire Corporation’s Registration Statement on Form S-1 as amended (No. 333-259755) originally filed with the Securities and Exchange Commission on September 24, 2021.

/s/ Plante & Moran, PLLC

Denver, Colorado

November 1, 2021